                          COMPLIANCE SERVICES AGREEMENT

     AGREEMENT effective as of the 22nd day of June, 2004, between HSBC Investor Funds Trust, HSBC Advisor Funds Trust, and HSBC Investor Portfolios, (each, a "Trust," and collectively, the "Trust"), each of which is a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

     WHEREAS, each Trust is a registered investment company, and will become subject to the requirements of Rule 38a-1 under the 1940 Act, which requires each registered investment company to adopt policies and procedures that are reasonably designed to prevent it from violating the federal securities laws;

     WHEREAS, BISYS performs certain management and administration services for each Trust under a master services or administration agreement between BISYS and the Trust (the "Administration Agreement");

     WHEREAS, BISYS offers compliance services through its ComplianceEDGE program, which may be tailored to create a compliance program for each Trust;

     WHEREAS, the Trust desires that BISYS provide its Compliance EDGE program services in connection with the institution of a more comprehensive compliance program for the Trust;

     WHEREAS, BISYS is willing to perform the services enumerated in this Agreement on the terms and conditions set forth in this Agreement; and

     WHEREAS, BISYS and each Trust wish to enter into this Agreement in order to set forth the terms under which BISYS will perform the services enumerated herein on behalf of the Trust, and to supplement and clarify certain provisions of the Administration Agreement. References herein to "the Trust" shall be construed as being applicable separately to each Trust executing this Agreement.

     NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and BISYS hereby agree as follows:

     1. Compliance Services.

     (a) The parties mutually agree to coordinate and cooperate in connection with the creation and implementation of written compliance polices and procedures which, in the aggregate, shall be deemed by the Board of Trustees of the Trust (the "Board") to be reasonably designed to prevent the Trust from violating the provisions of the Federal securities laws applicable to the Trust (the "Applicable Securities Laws"), as required under Rule 38a-1 under the 1940 Act.


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

     (b) The Trust agrees to provide BISYS with copies of its current compliance policies and procedures and furnish (and cause its investment advisers and other service providers to furnish) all such additional information as may reasonably relate to the design and implementation of the Fund Compliance Program. Such additional information shall include compliance and related information pertaining to the investment adviser and any other service providers to the Trust other than BISYS. BISYS shall review and evaluate all such existing information and coordinate the creation of a written document or documents designed to embody the overall fund compliance program and the oversight of the compliance programs of the service providers to the Trust as provided in Rule 38a-1 ("Service Providers"). Drafts shall be prepared by BISYS in consultation with the Trust and its counsel and shall be submitted for review and comment. Upon approval by the Board, such documents or documents shall become effective as the fund compliance program required under Rule 38a-1 (as amended from time to time upon the approval of the Board, the "Fund Compliance Program").

     (c) BISYS will provide the following services in relation to the Fund Compliance Program during the term of this Agreement: (i) make an individual available to serve as the Trust's Chief Compliance Officer to administer the Fund Compliance Program, to the extent provided in Section 3(a) below; (ii) assist the Trust in developing and implementing the written policies and procedures comprising the Fund Compliance Program, as contemplated above and as may be necessary in connection with amendments from time to time; (iii) assist the Trust in the preparation and evaluation of the results of annual reviews of the compliance policies and procedures of Service Providers; (iv) provide support services to the Chief Compliance Officer of the Trust, including support for conducting an annual review of the Fund Compliance Program; (v) assist in developing standards for reports to the Board by BISYS and other Service Providers; (vi) assist in developing standards for reports to the Board by the Chief Compliance Officer; and (vi) assist in preparing or providing documentation for the Board to make findings and conduct reviews pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of Service Providers.

     2. Other Services.

     (a) Sub-Certifications. To assist the Trust in connection with its obligations under the Sarbanes-Oxley Act of 2002, Rule 30a-2 under the 1940 Act, and related laws (collectively, "Sarbanes-Oxley"), BISYS will internally establish and maintain its own controls and procedures designed to ensure that information recorded, processed, summarized, or reported by BISYS on behalf of the Trust and included in the Trust's reports on Form N-CSR and any other reports required to be certified pursuant to Sarbanes-Oxley (collectively, "Reports") is (i) recorded, processed, summarized, and reported by BISYS within the time periods specified in the Commission's rules and forms and the trust's disclosure and control procedures (the "Trust DCPs"), and (ii) communicated to the relevant officers of the Trust who are required to certify Reports under Sarbanes-Oxley ("Certifying Officers"), in a manner consistent with the Trust DCPs.


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

     Solely for the purpose of providing a Certifying Officer with a basis for his or her certification of any Report, BISYS will (i) provide a sub-certification with respect to BISYS' services during any fiscal period in which BISYS served as a financial administrator to the Trust consistent with the requirements of the certification required under Sarbanes-Oxley and/or (ii) inform the Certifying Officers of any reason why all or part of such required certification would be inaccurate. In rendering any such sub-certification, BISYS may (i) limit its representations to information prepared, processed and reported by BISYS; (ii) rely upon and assume the accuracy of the information provided by officers (other than employees or officers of BISYS) and other authorized agents of the Trust, including all other Service Providers, and compliance by such officers and agents with the Trust DCPs; and (iii) assume that the Trust has selected appropriate accounting policies for the Fund(s).

     The Trust shall assist and cooperate with BISYS (and shall cause its officers and other Service Providers to assist and cooperate with BISYS) to facilitate the delivery of information requested by BISYS in connection with the preparation of any Report, so that BISYS may submit a draft of such Report to the Trust's DCP Committee prior to the date it is to be filed.

     3. Provision of Executive Officers

     (a) Provision of Chief Compliance Officer. At the election of the Trust, in connection with the compliance services to be rendered by BISYS pursuant to
Section 1 above, and subject to the provisions of this Section 3(a) and to
Section 3(d) below, BISYS agrees to make available to the Trust a person to serve as the Trust's chief compliance officer responsible for administering the Fund Compliance Program as provided in paragraph (a)(4) of Rule 38a-1 (the "Chief Compliance Officer"). BISYS' obligation in this regard shall be met by providing an appropriately qualified employee or agent of BISYS (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. In the event that the employment relationship or independent contractor agency relationship between BISYS and any person made available by BISYS to serve as Chief Compliance Officer terminates for any reason, BISYS shall have no further responsibility to provide the services of that particular person, and shall have no responsibility whatsoever for the services to the Trust or other activities of such person provided or occurring after such termination regardless of whether or not the Board terminates such person as Chief Compliance Officer. In such event, upon the request of the Trust, BISYS will employ reasonable good faith efforts to make another person available to serve as the Chief Compliance Officer.

     In connection with BISYS' commitment to make an appropriately qualified person available to serve as Chief Compliance Officer, BISYS shall pay a level of total compensation to such person as is consistent with BISYS' compensation of employees having similar duties, similar seniority, and working at the same or similar geographical location. BISYS shall not be obligated to pay any compensation to a Chief Compliance Officer which exceeds that set forth in the previous sentence.


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

     The Trust will provide copies of the Fund Compliance Program, related policies and procedures, and all other books and records of the Trust as the Chief Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. The Trust shall cooperate with the Chief Compliance Officer and ensure the cooperation of the investment adviser, the custodian and any other Service Providers to the Trust, as well as Trust counsel, independent Trustee counsel and the Trust's independent accountants (collectively, the "Other Providers"), and assist the Chief Compliance Officer and BISYS in preparing, implementing and carrying out the duties of the Chief Compliance Officer under the Fund Compliance Program and Rule 38a-1. In addition, the Trust shall provide the Chief Compliance Officer with appropriate access to the executive officers and trustees of the Trust, and to representatives of and to any records, files and other documentation prepared by, Service Providers and Other Providers, which are or may be related to the Fund Compliance Program.

     Each party agrees to provide promptly to the other party (and to the Chief Compliance Officer), upon request, copies of other records and documentation relating to the compliance by such party with Applicable Securities Laws (as related to the Fund Compliance Program of the Trust), and each party also agrees otherwise to assist the other party (and the Chief Compliance Officer) in complying with the requirements of the Fund Compliance Program and Applicable Securities Laws.

     BISYS agrees to provide the services set forth in Section 1 pertaining to the Fund Compliance Program, whether or not the person serving as Chief Compliance Officer is an employee or agent of BISYS. In the event that the employment relationship or independent contractor agency relationship between BISYS and a person made available by BISYS serving as Chief Compliance Officer terminates for any reason, BISYS shall have no further responsibility to make that particular person available, and shall have no responsibility concerning such person's services after the date the Trust is notified of such termination. In such event, upon the request of the Trust, BISYS will employ reasonable good faith efforts to make another person available to serve as the Chief Compliance Officer.

     (b) Provision of Certifying Officer(s). Subject to the provisions of this
Section 3(b) and Section 3(d) below, BISYS shall make a BISYS employee available to the Trust to serve, upon designation as such by the Board, as the Chief Financial Officer of the Trust or under such other title to perform similar functions, and which is a Certifying Officer under Sarbanes-Oxley. BISYS' obligation in this regard shall be met by providing an appropriately qualified employee of BISYS (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. BISYS shall select, and may replace, the specific employee that it makes available to serve in the designated capacity as a Certifying Officer, in BISYS's reasonable discretion, taking into account such person's responsibilities concerning, and familiarity with, the Trust's operations.

     For so long as BISYS provides a Certifying Officer, the Trust DCPs shall contain (or the Trust and BISYS shall otherwise establish) mutually agreeable procedures governing the certification of Reports by Certifying Officers, and the parties shall comply with such procedures in all material respects. Among other things, the procedures shall provide as follows:

     (i) The Trust shall establish and maintain a Disclosure Controls and Procedures Committee (the "DCP Committee") to evaluate the Trust DCPs in accordance with Rule 30a-3 under the 1940 Act. The DCP Committee shall include (at a minimum) the Trust's Principal Executive Officer, Chief Financial Officer, and Chief Legal Officer (if any) and such other individuals as may be necessary or appropriate to enable the DCP Committee to ensure the cooperation of, and to oversee, each of the Trust's agents that records, processes, summarizes, or reports information contained in Reports (or any information from which such information is derived), including the Funds' Other Providers.

     (ii) The Trust shall require (a) Service Providers to provide sub-certifications on internal controls, upon which the Certifying Officers may rely in certifying Reports, in form and content reasonably acceptable to the Certifying Officers and consistent with Sarbanes-Oxley, and (b) that such sub-certifications are delivered to the DCP Committee and the Certifying Officers sufficiently in advance of the DCP Committee meeting described in (iii) below.

     (iii) The DCP Committee shall (a) establish a schedule to ensure that all required disclosures in any Report, including the financial statements, are identified and prepared in a timeframe sufficient for it to review such disclosures, (b) meet prior to the filing date of each Report to review the accuracy and completeness of the relevant Report, and (c) record its considerations and conclusions in a written memorandum sufficient for it to adequately to support conclusions pertaining to Trust DCPs as required by Item 9 of Form N-CSR or other Report. In conducting its review and evaluations, the DCP Committee shall:

          (A) review SAS 70 reports pertaining to BISYS and other Service Providers, if applicable, or in the absence of any such reports, consider the adequacy of the sub-certifications supplied by the Service Providers;

          (B) consider whether there are any significant deficiencies or material weaknesses in the design or operation of the Trust DCPs or internal controls over financial reporting that could adversely affect the Trust's ability to record, process, summarize, and report financial information, and in the event that any such weaknesses or deficiencies are identified, disclose them to the Trust's Certifying Officers, audit committee, and auditors;


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

          (C) consider whether, to the knowledge of any member of the DCP Committee, there has been or may have been any fraud, whether or not material, and, if so, disclose the facts and circumstances thereof to the Certifying Officers, and the Trust's audit committee and auditors; and

          (D) determine whether there was any change in internal controls over financial reporting that occurred during the Trust's most recent fiscal half-year that has materially affected or is reasonably likely to materially affect, the Trust's internal control over financial reporting.

     A Certifying Officer shall have the full discretion to decline to certify a particular Report that fails to meet the standards set forth in the certification, and to report matters involving fraud or other failures to meet the standards of applicable law to the audit committee of the Board.

     The Trust shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under Sarbanes-Oxley. Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by BISYS in this Agreement, the Trust shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the DCP Committee in, designing and maintaining the Trust's DCPs in accordance with applicable laws.

     (c) AML Compliance Officer. It is understood that the Trust is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), and is required to comply with the AML Acts and applicable regulations thereunder (collectively, the "Applicable AML Laws").

     Subject to the provisions of this Section 3(c) and Section 3(d) below, BISYS agrees to make available to the Trust a person to serve as the Trust's anti-money laundering compliance officer ("AML Compliance Officer"). BISYS' obligation in this regard shall be met by providing an appropriately qualified employee or agent of BISYS (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. Subject to the relevant terms of the transfer agency or other services agreement under which BISYS provides certain anti-money laundering services to the Trust, the AML Compliance Officer will assist the Trust in operating the written anti-money laundering program adopted by the Board of the Trust and provided to BISYS (the "AML Program"), and shall perform the duties assigned to the AML Compliance Officer which are set forth in the AML Program.

     The Trust shall provide copies of its anti-money laundering compliance reports and such other books and records of the Trust as the AML Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the


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

Trust. Each party also agrees to provide promptly to the other party (and to the AML Compliance Officer), upon request, copies of other records and documentation relating to the compliance by such party with Applicable AML Laws (in relation to the Trust), and each party also agrees otherwise to assist the other party (and the AML Compliance Officer) in complying with the requirements of the AML Program and Applicable AML Laws. Each party agrees to retain a copy of all documents and records prepared, maintained or obtained by it relating to shareholders and transactions for a period of at least five (5) years from the termination of the relationship with each such shareholder or the date of execution of each such transaction. The foregoing is not intended to limit any obligation to retain any specified records for any other period that may be specified in the AML Program or under Applicable AML Laws.

     (d) Additional Provisions Concerning Executive Officers. It is mutually agreed and acknowledged by the parties that the Chief Compliance Officer and the Chief Financial Officer contemplated under the provisions of this Section 3 of this Agreement will be executive officers of the Trust ("Executive Officers"). In addition, the parties agree that the AML Compliance Officer shall be treated as an Executive Officer of the Trust for purposes of this Section 3(d). The provisions of Sections 3(a) - (c) are subject to the internal policies of BISYS concerning the activities of its employees and their service as officers of funds (the "BISYS Policies"), a copy of which shall be provided to the Trust upon request. The Trust's governing documents (including its Agreement and Declaration of Trust and By-Laws) and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to each Executive Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

     The Trust shall provide coverage to each Executive Officer under its directors and officers liability policy that is appropriate to the Executive Officer's role and title, and consistent with coverage applicable to the other officers holding positions of executive management.

     In appropriate circumstances, each Executive Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the BISYS Policies, (b) an ongoing pattern of conduct involving the continuous or repeated violation of Applicable AML Laws or Applicable Securities Laws, or (c) a material deviation by the Trust from the terms of this Agreement governing the services of such Executive Officer that is not caused by such Executive Officer or BISYS. In addition, each Executive Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust or its Other Providers to make an informed determination regarding any of the matters listed above.


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

     Each Executive Officer may, and the Trust shall, promptly notify BISYS of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, one or more Trust shareholder(s) or any third party which involves an allegation that any Executive Officer failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws (including but not limited to any claim that a Report failed to meet the standards of Sarbanes-Oxley and other applicable laws).

     Notwithstanding any provision of the Administration Agreement or any other agreement or instrument that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that BISYS cannot ensure that the Trust complies with Applicable AML Laws or the Applicable Securities Laws, and (b) whenever an employee or agent of BISYS serves as an Executive Officer of the Trust, as long as such Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust (and would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Trust shall indemnify the Executive Officer and BISYS and hold the Executive Officer and BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or related to the service of such employee or agent of BISYS as an Executive Officer of the Trust.

     4. Fees and Expenses

     (a) BISYS shall be entitled to receive from the Trust the amounts set forth on Schedule A hereto, reflecting the amounts charged by BISYS for the performance of services under this Agreement. The fees hereunder shall be in addition to all fees and expenses charged by BISYS under the Administration Agreement.

     (b) In addition to paying BISYS the fees set forth in Schedule A, the Trust agrees to reimburse BISYS for all of its actual out-of-pocket expenses reasonably incurred in providing services under this Agreement, including but not limited to the following:

          (i) All out of pocket costs incurred in connection with BISYS' provision of Executive Officers to the Trust in connection with compliance services, including travel costs for attending Board meetings, conducting due diligence of Service Providers, and attending training conferences and seminars (plus the costs of training);

          (ii) If applicable initially or from time to time hereafter, upon the approval of the Trust, costs to recruit a Chief Compliance Officer; and

          (iii) The costs incurred by BISYS in connection with the Fund Compliance Program, including those incurred by or with respect to Other Providers, in providing reports to the Chief Compliance Officer under the Fund Compliance Program.

     (c) All rights of compensation under this Agreement for services performed and for expense reimbursement shall survive the termination of this Agreement.


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

     5. Information to be Furnished by the Trust

     (a) The Trust has furnished or shall promptly furnish to BISYS copies of the following, as amended and current as of the date of this Agreement:

          (i) The Fund Compliance Program or the various policies and procedures of the Trust that have been adopted through the date hereof which pertain to compliance matters that are required to be covered by the Fund Compliance Program, including the compliance programs of Service Providers other than BISYS, as necessary under Rule 38a-1 for inclusion in the Fund Compliance Program; and

          (ii) The Trust DCPs.

     (b) The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 5(a) hereof, forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the AML Program, the Fund Compliance Program, or the Trust DCPs which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains BISYS's approval of such amendments or changes, which approval shall not be withheld unreasonably.

     (c) BISYS may rely on all documents furnished to it by the Trust and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Trust pursuant to Section 5(a), and shall be entitled to indemnification in accordance with Section 6 below with regard to such reliance.

     The Trust represents and warrants that (i) the provision of certain officers of the Trust by BISYS, as provided in Section 3 of this Agreement, has been approved by the Board, and (ii) each of the individuals nominated by BISYS as the Trust's AML Compliance Officer, Chief Compliance Officer, or Financial Officer has been approved and appointed as an officer of the Trust by the Board.

     6. Term and Termination

     (a) The compliance services to be rendered by BISYS under this Agreement (the "Compliance Services") shall commence upon the date of this Agreement and shall continue in effect for one (1) year, until June 21, 2005, unless earlier terminated pursuant to the terms of this Agreement. During such one year term, the Compliance Services may be terminated upon thirty (30) days notice in the event there is "cause," as defined in the Administration Agreement. Following the one year anniversary of the date of this Agreement, the Compliance Services may be terminated by either party for "cause," as provided above, or by providing the other party with ninety (90) days written notice of termination.


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

     (b) The obligations of BISYS set forth in Section 3(c) above shall terminate automatically upon any termination of the transfer agency agreement under which BISYS provides transfer agency services to the Trust.

     (c) Notwithstanding anything in this Agreement to the contrary, including but not limited to the provisions of Section 6(a), all of the obligations of BISYS hereunder shall terminate automatically upon any termination of the Administration Agreement.

     7. Notice

     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to _______________; Attn: __________, at _____________; and if to BISYS, at 3435 Stelzer Road, Columbus, Ohio 43219;
Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     8. Governing Law and Matters Relating to the Trust as a Massachusetts Business Trust

     This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act of 1940, as amended, the latter shall control. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

     9. Representations and Warranties

     Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     10. Miscellaneous

     (a) Except as expressly provided in this Agreement, the terms of the Administration Agreement shall apply to the services rendered under this Agreement and the general provisions thereof shall be used on a residual basis to construe any issues arising under this Agreement that are not addressed by the express terms of this

Agreement. Except as provided in this Agreement, the provisions of the Administration Agreement remain in full force and effect (including, without limitation, the term of the Agreement).

     (b) The provisions set forth in this Agreement supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Administration Agreement.

     (c) No amendment or modification to this Agreement shall be valid unless made in writing and executed by both parties hereto.

     (d) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (e) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

HSBC ADVISOR FUNDS TRUST                   HSBC INVESTOR FUNDS TRUST


By:                                        By:
    ------------------------------------       ---------------------------------
Name:                                      Name:
Title:                                     Title:


HSBC INVESTOR PORTFOLIOS                   BISYS FUND SERVICES OHIO, INC.


By:                                        By:
    ------------------------------------       ---------------------------------
Name:                                      Name:
Title:                                     Title:

                                   SCHEDULE A

                        TO COMPLIANCE SERVICES AGREEMENT

                               Dated June 22, 2004

Compliance Services Fees (payable by the Trusts in the aggregate):

Compliance Services provided under this Agreement:

                             $ 50,000   one-time implementation fee*

                       and   $200,000   annual fee per year**

----------
* Due upon the execution of this Agreement. This is a non-refundable payment for implementation services necessary for development of the Fund Compliance program.

** The annual fee shall commence upon Board approval of the Fund Compliance Program.

All annual fees set forth above shall be payable in equally monthly installments.

All recurring fees set forth above shall be subject to adjustment annually commencing on the one-year anniversary of the date of this Agreement by the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.

Out of Pocket Expenses

Out of pocket expenses are not included in the above fees and shall also be paid to BISYS in accordance with the provisions of this Agreement.